Filed Pursuant to Rule 424(b)(5)
Registration No. 333-277384

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2024)

TPG Operating Group II, L.P.

$500,000,000 5.375% Senior Notes Due 2036

Fully and unconditionally guaranteed, as described herein, by

TPG Inc.

TPG Operating Group I, L.P.

TPG Operating Group III, L.P.

TPG Holdings II Sub, L.P.

TPG Operating Group II, L.P. (the “Issuer”) is offering $500,000,000 aggregate principal amount of its 5.375% Senior Notes due 2036 (the “notes”).

The notes will be fully and unconditionally guaranteed on a joint and several basis by TPG Inc. (“TPG”), TPG Operating Group I, L.P. (“TOG I”), TPG Operating Group III, L.P. (“TOG III”), TPG Holdings II Sub, L.P. (“H2Sub”) and any other entity that becomes a guarantor of the notes as provided under “Description of the Notes—Guarantees” (collectively, the “Guarantors”). The Issuer and certain Guarantors are holding partnerships or companies. The notes will mature on January 15, 2036.

We intend to use the net proceeds from this offering to repay a portion of the outstanding debt under our Senior Unsecured Revolving Credit Facility (as defined herein) and for general corporate purposes. See “Use of Proceeds.”

The notes will bear interest from and including August 14, 2025 at an annual rate of 5.375%. Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2026. See “Description of the Notes—Principal and Interest.” At any time prior to maturity, the Issuer may redeem all or a portion of the notes at the applicable redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption of the Notes.” Upon a Change of Control Repurchase Event (as defined in “Description of the Notes—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event”), the Issuer will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the repurchase date, as described in this prospectus supplement under “Description of the Notes—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.”

The notes and the guarantees will be the Issuer’s and the Guarantors’ direct, unsecured and unsubordinated obligations and will (a) rank equally in right of payment with all of their respective existing and future unsubordinated indebtedness, liabilities and other obligations, (b) rank senior in right of payment to all of their respective existing and future subordinated indebtedness, liabilities and other obligations, (c) be effectively subordinated to all of their respective existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness, and (d) be effectively subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor with respect to the assets of each such subsidiary. See “Description of the Notes—Ranking.”

The notes will be issued in book-entry form in denominations of $2,000 and multiples of $1,000 in excess thereof.

We do not intend to list the notes on any securities exchange. For a more detailed description of the notes, see “Description of the Notes.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12 and in the documents we have incorporated by reference herein. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public(1)	99.187%	$495,935,000
Underwriting discount	0.650%	$3,250,000
Proceeds, before expenses, to us	98.537%	$492,685,000

(1)	Plus accrued interest, if any, from August 14, 2025.

We expect to deliver the notes to purchasers on or about August 14, 2025, only in book-entry form through the facilities of The Depository Trust Company, for the account of its participants, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	Wells Fargo Securities

Goldman Sachs & Co. LLC	J.P. Morgan	TPG Capital BD, LLC

Co-Managers

Barclays	BMO Capital Markets	CIBC Capital Markets	Citigroup	Citizens Capital Markets	Deutsche Bank Securities	HSBC

Loop Capital Markets	SMBC Nikko	SOCIETE GENERALE	Standard Chartered Bank	TD Securities	UBS Investment Bank	US Bancorp

Academy Securities		Cabrera Capital Markets LLC		Siebert Williams Shank		Tigress Financial Partners

The date of this prospectus supplement is August 11, 2025.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and supplements information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference” in this prospectus supplement.

Neither we nor any of the underwriters has authorized anyone to provide you with any information or to make any representations about anything not contained or incorporated by reference in this prospectus supplement, any accompanying prospectus or in any free writing prospectus filed by us with the SEC. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give you.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide you in connection with this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or such information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

TERMS USED IN THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless the context otherwise requires, references to:

•	“TPG,” “the Company,” “we,” “our” and “us,” or like terms, refer to TPG Inc. and its consolidated subsidiaries taken as a whole.

•	“Class A common stock” refers to our Class A common stock, par value $0.001 per share, which entitles the holder to one vote per share.

•

“Class B common stock” refers to our Class B common stock, par value $0.001 per share, which entitles the holders to ten votes per share until the Sunset (as defined in our Restated Certificate of Incorporation, as amended) but carries no economic rights.

•	“Common Unit” refers to a common unit in the TPG Operating Group.

•

“Credit Agreement” refers to the Seventh Amended and Restated Credit Agreement, dated as of May 1, 2025, among TPG Operating Group I, L.P., TPG Operating Group II, L.P., TPG Operating Group III, L.P. and TPG Holdings II Sub, L.P., as borrowers, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•	“GP LLC” refers to TPG GP A, LLC.

•	“Guarantors” refers to the Initial Guarantors and any other entity that becomes a guarantor pursuant to the indenture governing the notes.

•	“H2Sub” refers to TPG Holdings II Sub, L.P., a Delaware limited partnership.

•	“Initial Guarantors” refers to TPG, TOG I, TOG III and H2Sub.

•	“IPO” refers to our initial public offering of our Class A common stock that was completed on January 18, 2022.

•	“Issuer” refers to TOG II.

•	“notes” refers to the Issuer’s 5.375% Senior Notes due 2036.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“Senior Unsecured Revolving Credit Facility” refers to TPG’s senior unsecured revolving credit facility (as amended and restated).

•	“TOG I” refers to TPG Operating Group I, L.P., a Delaware limited partnership, formerly named TPG Holdings I, L.P.

•	“TOG II” refers to TPG Operating Group II, L.P., a Delaware limited partnership, formerly named TPG Holdings II, L.P.

•	“TOG III” refers to TPG Operating Group III, L.P., a Delaware limited partnership, formerly named TPG Holdings III, L.P.

•	“TPG Operating Group” refers to TOG II and its respective consolidated subsidiaries, including TOG I and TOG III.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access our reports, proxy statements and other information regarding us.

We are incorporating by reference into this prospectus supplement certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus supplement. This prospectus supplement incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 18, 2025 (our “Annual Report”);

•

our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 7, 2025, and for the fiscal quarter ended June  30, 2025, filed with the SEC on August 6, 2025 (our “Quarterly Reports”);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2025 (but only to the extent incorporated by reference in Part III of our Annual Report;

•	our Current Reports on Form 8-K, filed with the SEC on January 15, 2025, May 1, 2025, May 6, 2025 (but only with respect to Item 3.02), May 22, 2025, June 5, 2025, July 1, 2025 and August 1, 2025; and

•	the description of our securities contained in Exhibit 4.1 to our Annual Report, and any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Investor Relations Department

Telephone: 817-871-4044

investorrelations@tpg.com

We maintain an internet site at https://www.tpg.com. Our SEC filings are also available free of charge at our website. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement or in our other documents that are incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, estimated operational metrics, business strategy and plans and objectives of management for future operations, including, among other things, statements regarding expected growth, future capital expenditures, fund performance, dividends and dividend policy and debt service obligations.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to recognize the anticipated benefits, or unexpected costs related to the integration, of acquired companies; our ability to manage growth and execute our business plan; and regional, national or global political, economic, business, competitive, market and regulatory conditions and uncertainties, including, but not limited to, those described in our Annual Report.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement made by us in this prospectus supplement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SUMMARY

This summary highlights information appearing elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information you should consider before investing in the notes. You should carefully read this entire prospectus supplement, including the section entitled “Risk Factors,” our consolidated financial statements and the related notes thereto and the documents incorporated by reference herein, before making an investment decision.

Overview

TPG is a leading global alternative asset manager with $261.3 billion in assets under management (“AUM”) as of June 30, 2025. We have built our firm through years of successful innovation and growth, and believe that we have delivered attractive risk-adjusted returns to our clients and established a premier investment business focused on the fastest-growing segments of the alternative asset management industry. We believe our distinctive business approach and diversified array of innovative investment platforms position us well to continue generating highly profitable, sustainable growth.

We offer a broad range of investment strategies across the alternative asset management landscape, primarily in private equity, credit and real estate, and have constructed a high-quality base of assets under management within attractive sub-segments of these asset classes. The strength of our investment performance and our proven ability to innovate within our business, together with our ongoing focus on strategic, inorganic growth, has led to consistent historical growth in our assets under management, all with the support of a scaled infrastructure that provides our business with a high degree of operating leverage.

Our differentiated operating model unites our investment products and global footprint around a cohesive commercial framework. Our team-oriented culture fosters collaboration and alignment, supports our shared investment themes approach to sourcing and executing deals and leads to attractive returns for our investors. Through multiple decades of experience, we have developed an ecosystem of insight, engagement and collaboration across our platforms and products, which currently include more than 400 active portfolio companies, more than 300 real estate properties and over 5,500 credit positions, across more than 30 countries.

Our firm consists of six multi-strategy investment platforms: (1) Capital, (2) Growth, (3) Impact, (4) TPG Angelo Gordon, (5) Real Estate and (6) Market Solutions. Each of our six investment platforms is comprised of a number of products that are complementary to each other and provide our clients with differentiated avenues for capital deployment. Most of our products have raised multiple generations of funds, which we believe highlights the value these products provide to our clients.

TPG Angelo Gordon
	Capital	Growth	Impact	Credit	Real Estate	Real Estate	Market Solutions
Platforms	Large-scale, control-oriented private equity investing platform	Growth equity and middle market private equity investing platform	Private equity investing platform focused on achieving both societal and financial outcomes	Expansive yield opportunities across the credit spectrum	Diversified portfolio along the value-add spectrum, opportunistic strategies and portfolio of sale-leaseback transactions	Real estate investing platform	Differentiated strategies built to address specific market opportunities
	$76.2 billion AUM	$29.8 billion AUM	$28.9 billion AUM	$80.2 billion AUM	$18.7 billion AUM	$18.2 billion AUM	$9.3 billion AUM

Products	TPG Capital TPG Asia TPG Healthcare Partners	TPG Growth TPG Tech Adjacencies TPG Digital Media TPG Life Sciences Innovation	The Rise Funds TPG Rise Climate TPG Rise Climate Transition Infrastructure TPG NEXT	TPG AG Credit Solutions TPG AG Structured Credit & Specialty Finance TPG AG Middle Market Direct Lending TPG AG CLOs TPG AG Multi-Strategy	TPG AG U.S. Real Estate TPG AG Asia Real Estate TPG AG Europe Real Estate TPG AG Net Lease	TPG Real Estate Partners Real Estate Thematic Advantage Core Plus Real Estate Credit	GP-led Secondaries TPG Private Equity Opportunities TPG Peppertree(1) Capital Markets

Note: AUM as of June 30, 2025.

(1) Acquired on July 1, 2025.

Corporate Information

TPG Inc. is a Delaware corporation. Our principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and our telephone number is (817) 871-4000. Our corporate website address is www.tpg.com. Our website and the information contained on, or that can be accessed through, this website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus supplement. You should not rely on any such information in making your investment decision.

Organizational Structure

The following diagram provides a simplified illustration of our organizational structure as of June 30, 2025. Certain entities depicted below may be held through intervening entities not shown in the diagram.

(1) GP LLC is controlled by entities owned by Messrs. Coulter and Winkelried. GP LLC controls the vote of 100% of the shares of Class B common stock outstanding.

(2) Includes pre-IPO investors and certain partners of Angelo, Gordon & Co., L.P. and Peppertree Capital Management, Inc.

(3) Additional outstanding consolidated debt obligations as of June 30, 2025, includes $250 million face value of secured borrowings, with a carrying value of $246.0 million. The secured borrowings are issued using on-balance sheet securitization vehicles, and are recourse only to the Company’s securitized, limited partnership interests in TPG funds.

THE OFFERING

The summary below describes the principal terms of the notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes.

Issuer	TPG Operating Group II, L.P.

Securities Offered	$500,000,000 aggregate principal amount of 5.375% Senior Notes due 2036.

Guarantors	TPG Inc., TPG Operating Group I, L.P., TPG Operating Group III, L.P. and TPG Holdings II Sub, L.P. and any other entity that becomes a guarantor of the notes as provided under “Description of the Notes—Guarantees.”

Guarantees	The Guarantors will fully and unconditionally guarantee payment of principal, premium, if any, redemption or repurchase price and interest on the notes, jointly and severally, on a senior basis. The guarantees of the notes will be unsecured, unsubordinated obligations of the Guarantors.

Interest Rate	The notes will bear interest from and including August 14, 2025 at an annual rate of 5.375%.

For more detailed information on the calculation of the interest rate, see “Description of the Notes—Principal and Interest.”

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2026.

Maturity Date	The notes will mature on January 15, 2036, unless earlier accelerated, redeemed or repurchased.

Optional Redemption	Prior to the Par Call Date (as defined in “Description of the Notes—Optional Redemption of the Notes”), the notes will be redeemable, in whole or in part, at the Issuer’s option, at a redemption price equal to the greater of (i) a “make-whole” redemption price as described in this prospectus supplement under “Description of the Notes—Optional Redemption of the Notes” and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest to, but excluding, the redemption date. On or after the Par Call Date, the notes may be redeemed, in whole or in part, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. For more detailed information on the calculation of the redemption prices, see “Description of the Notes—Optional Redemption of the Notes.”

Change of Control Offer to Repurchase	If a Change of Control (as defined in “Description of the Notes—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event”) occurs, the rating on the notes is lowered in respect of a Change of Control and the notes are rated below investment grade by any two of S&P, Fitch and Moody’s (each as defined herein), the Issuer must offer to repurchase the notes at a repurchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Certain Covenants—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Ranking	The notes will be the Issuer’s and the Guarantors’ unsecured and unsubordinated obligations and will:

•

rank equally in right of payment with all existing and future unsubordinated indebtedness, liabilities and other obligations of the Issuer or the relevant Guarantor, including indebtedness under the Credit Agreement and the Issuer’s senior notes due 2034;

•

rank senior in right of payment to all existing and future subordinated indebtedness, liabilities and other obligations of the Issuer or the relevant Guarantor, including the Issuer’s subordinated notes due 2064;

•	be effectively subordinated to all existing and future secured indebtedness of the Issuer or the relevant Guarantor, to the extent of the value of the assets securing such indebtedness; and

•

be effectively subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor with respect to the assets of each such subsidiary.

The Indenture will not limit the amount of additional indebtedness that the Issuer or any of the Guarantors or their respective subsidiaries may incur. See “Description of the Notes—Ranking.”

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of outstanding debt under our Senior Unsecured Revolving Credit Facility and for general corporate purposes.

Affiliates of certain of the underwriters participating in this offering are lenders under the Senior Unsecured Revolving Credit Facility and will receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest)” and “Use of Proceeds.”

Certain Covenants	The Indenture governing the notes will include requirements that, among other things, restrict the ability of the Issuer and, as applicable, the Guarantors to:

•	merge, consolidate or sell, assign, transfer, lease or convey all or substantially all of their combined assets, taken as a whole; and

•	create liens on the voting stock of their subsidiaries.

These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes.”

Trustee	U.S. Bank Trust Company, National Association.

Additional Notes	From time to time, without notice to, or the consent of, the holders of the notes, the Issuer may issue other debt securities under the Indenture in addition to the notes, increase the principal amount of notes that may be issued under the Indenture and issue additional notes in the future. Any such additional notes will have the same terms as the notes being offered hereby, but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than the notes being offered hereby. If issued, these additional notes will become part of the same series as the notes offered hereby, including for purposes of voting, redemptions and offers to purchase; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP and ISIN number.

Denominations and Form	The notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Public Market	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active trading market for the notes will develop or, if developed, that it will continue. See “Underwriting (Conflicts of Interest).”

Risk Factors	You should carefully consider the information set forth herein under “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement, including the “Risk Factors” in our Annual Report, before deciding whether to purchase the notes.

Conflicts of Interest	Affiliates of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and U.S. Bancorp Investments, Inc. are lenders under the Senior Unsecured Revolving Credit Facility and each will receive 5% or more of the net proceeds of this offering due to the repayment of a portion of the outstanding debt thereunder. As a result each of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and U.S. Bancorp Investments, Inc. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. In addition, our affiliate, TPG Capital BD, LLC, is a member of FINRA and is participating in the distribution of the notes. FINRA Rule 5121 imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer if that issuer controls, is controlled by, or is under common control with, the FINRA member. As a result of the above, TPG Capital BD, LLC is deemed to have a conflict of interest within the meaning of FINRA Rule 5121.

Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes will be rated by one or more nationally recognized statistical rating organizations in one of the four highest generic rating categories.

Pursuant to FINRA Rule 5121, each of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC, U.S. Bancorp Investments, Inc. and TPG Capital BD, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder and will retain any such written approval in its records. See “Underwriting (Conflicts of Interest).”

Governing Law	The State of New York.

RISK FACTORS

Investing in the notes involves risks. You should carefully review the following risk factors and the risk factors and other cautionary statements, including those described under the section entitled “Risk Factors” in our Annual Report which is incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any free writing prospectus that we provide you in connection with the offering of the notes pursuant to this prospectus supplement. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Notes and the Guarantees

The Issuer and certain of the Initial Guarantors are holding partnerships or companies and will depend upon funds from their respective subsidiaries to meet their obligations under the notes and guarantees, respectively. Such obligations will be structurally subordinated to the claims of the creditors of the Issuer’s and such Initial Guarantors’ respective subsidiaries that are not obligors under the notes.

The Issuer and each of the Initial Guarantors, except H2Sub, are holding partnerships or companies and their only significant assets are their investments in their respective subsidiaries. Furthermore, the Issuer and such Initial Guarantors are generally dependent upon intercompany transfers of funds from their respective subsidiaries to meet their obligations under the notes and guarantees, respectively. The ability of such entities to make intercompany transfers to the Issuer or such Initial Guarantors may be restricted by, among other things, applicable laws as well as agreements to which those entities may be a party. Therefore, the ability of the Issuer and such Initial Guarantors to make payments in respect of the notes or the guarantees, respectively, may be limited.

None of the Issuer’s or Guarantors’ other subsidiaries will have any obligations in respect of the notes, unless any such entities become guarantors. See “Description of the Notes.” Accordingly, the notes will be structurally subordinated to claims of creditors (including trade creditors, if any) of all the Issuer’s and Guarantors’ respective subsidiaries that are not obligors under the notes and the guarantees, except to the extent that any such entities become guarantors. In addition, we are only obligated to add guarantors under certain limited conditions. See “Description of the Notes—Guarantees” for more information. All obligations of the subsidiaries of the Issuer and the Guarantors (which are not otherwise guaranteeing the notes) will have to be satisfied before any of the assets of such entities would be available for distribution, upon a liquidation or otherwise, to the Guarantors.

We may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the notes.

As of June 30, 2025, the Issuer and the Initial Guarantors had $980 million in outstanding unsecured, unsubordinated indebtedness, including $380 million principal amount of borrowings under the credit facilities and $600 million principal amount of the Issuer’s senior notes due 2034, $400 million of unsecured, subordinated indebtedness and no secured indebtedness, and our non-guarantor subsidiaries had total indebtedness of $250 million, which will be structurally senior to the notes with respect to the assets of those non-guarantor subsidiaries. The terms of the indenture and the notes do not impose any limitation on the Issuer or any of the Guarantors or their respective subsidiaries’ ability to incur additional debt. The Issuer or any of the Guarantors or their respective subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the notes, including the following:

•	we could have insufficient cash to meet our financial obligations, including our obligations under the notes;

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired; and

•	a significant degree of debt could make us more vulnerable to changes in general economic conditions and also could affect the financial strength ratings of our subsidiaries.

Your right to receive payments on the notes is effectively subordinate to those lenders who have a security interest in the assets of the Issuer, the Guarantors or their respective subsidiaries.

The Issuer’s and the Guarantors’ obligations under the notes are unsecured. In the future, the Issuer, the Guarantors or the subsidiaries of the Guarantors may incur indebtedness that is secured by certain or substantially all of their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries, subject to compliance with the indenture governing the notes and any other contractual restrictions. If the Issuer, the Guarantors or the subsidiaries of the Guarantors were unable to repay any such indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.

The Issuer is not required to redeem the notes when they become redeemable, and the Issuer only expects to do so if it is in the Issuer’s best interest as determined in its sole discretion; redemption may adversely affect your return on the notes.

The notes do not have a mandatory redemption date and are not redeemable at the option of holders of the notes. The notes may be redeemed by the Issuer at its option, but the Issuer is not required to redeem the notes in whole or in part. Any decision the Issuer may make at any time to redeem the notes will be determined in its sole discretion and will depend upon, among other things, an evaluation of its capital position, the amount and maturity profile of its outstanding debt and general market conditions at that time.

If the Issuer exercises any of these rights, the Issuer may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as those of the notes.

The interests of our equity holders may be in conflict with the interests of holders of the notes.

Circumstances may occur in which the interests of our equity holders, including the public stockholders of TPG and our principals, could be in conflict with the interests of the holders of our debt, including the notes. Equity holders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment, even though those transactions may involve risks to the holders of our debt, including the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

If an active trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and future prospects; and

•	the overall condition of the economy and the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market prices of the notes.

Credit rating agencies also continually review their ratings for debt securities of companies that they follow, including us. Negative changes in our ratings, including a downgrade or the suspension or withdrawal of these ratings by the ratings agencies, could have an adverse effect on the market prices of the notes. The effect of any negative change to our credit rating would be to increase our costs of borrowing in the future.

Credit ratings may not reflect all risks.

One or more credit rating agencies are expected to assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Issuer may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, each holder of notes will have the right to require the Issuer (or the Guarantors) to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. If we experience a Change of Control Repurchase Event, we cannot assure you that the Issuer (or the Guarantors) would have sufficient financial resources available to satisfy their obligations to repurchase the notes. The Issuer’s (and the Guarantors’) failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under agreements governing any of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for the Issuer, the Guarantors and the holders of the notes.

There will be limited covenants and protections in the indenture.

While the indenture and the notes will contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms will be limited and may not be sufficient to protect your investment in the notes. For example, there will be no covenants in the indenture relating to the incurrence by us of additional unsecured indebtedness. In addition, as described under “Description of the Notes—Certain Covenants—Offer to Repurchase Upon a Change of Control

Repurchase Event,” upon the occurrence of a Change of Control Repurchase Event, holders will be entitled to require the Issuer to repurchase their notes at 101% of their principal amount. However, the definition of the term “Change Of Control Repurchase Event” is limited and does not cover a variety of transactions (such as acquisitions by us, certain leveraged recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of your notes. A change of control transaction under the indenture may only occur if there is either (i) a sale of all or substantially all of our combined assets or (ii) a change in the controlling interest in our business, and, in each case, ratings downgrades resulting in below investment grade ratings result from such transaction, subject to certain other conditions. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but would not constitute a Change of Control Repurchase Event, you would not have any rights to require the Issuer to repurchase the notes prior to their maturity, which also would adversely affect your investment.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our combined assets.

The definition of “Change of Control” in the indenture will include a disposition of all or substantially all of the combined assets of the Issuer and the Guarantors taken as a whole to any person. There is a limited body of case law interpreting the phrase “all or substantially all,” and there is no precise established definition of the phrase. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the combined assets of the Issuer and the Guarantors taken as a whole. As a result, it may be unclear as to whether a Change of Control and, ultimately, a Change of Control Repurchase Event, has occurred and whether the Issuer is required to make an offer to repurchase the notes.

U.S. federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received, and, if that occurs, you may not receive any payments on the notes.

The Issuer and the Initial Guarantors are each formed under the laws of the State of Delaware. While relevant fraudulent transfer laws may vary from jurisdiction to jurisdiction, such laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and any guarantees and require noteholders to return payments received, and, if that occurs, you may not receive any payments on the notes. Fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the incurrence of any guarantees of the notes entered into upon issuance of the notes and guarantees that may be entered into thereafter under the terms of the indenture governing the notes. Under applicable bankruptcy laws and fraudulent transfer or conveyance laws, which may vary from jurisdiction to jurisdiction, the notes or any guarantee could be voided as a fraudulent transfer or conveyance if (1) the Issuer or any of the Guarantors, as applicable, issued the notes or incurred its guarantee with the intent of hindering, delaying or defrauding creditors or (2) the Issuer or any of the Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the notes or incurring its guarantee and, in the case of (2) only, one of the following is also true at the time thereof:

•	the Issuer or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left the Issuer or any of the Guarantors, as applicable, with an unreasonably small amount of capital to carry on business; or

•	the Issuer or any of the Guarantors intended to, or believed that they would, incur debts beyond the Issuer’s or such Guarantor’s ability to pay such debts as they mature.

A court would likely find that the Issuer or a Guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the Issuer or such Guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or now or antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the Guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the Issuer’s or any of the Guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of the Issuer or of the related Guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes.

Although each guarantee entered into by a Guarantor will contain a provision intended to limit that Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that Guarantor’s obligation to an amount that effectively makes its guarantee worthless.

GUARANTOR DISCLOSURES

The notes offered by this prospectus supplement will be fully and unconditionally guaranteed by TPG, TOG I, TOG III and H2Sub (as used herein, collectively, the “Obligor Group”), as described in “Description of the Notes—Guarantees.” The notes initially will not be guaranteed by any of the Issuer’s other subsidiaries. The guarantees of the notes will be unsecured and unsubordinated obligations of the Guarantors and will (a) rank equally in right of payment with all of their respective existing and future unsubordinated indebtedness, liabilities and other obligations, (b) rank senior in right of payment to all their respective existing and future subordinated indebtedness, liabilities and other obligations, including any subordinated notes, (c) be effectively subordinated to all of their respective existing and future secured indebtedness, to the extent of the value of the assets securing that indebtedness and (d) be effectively subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor with respect to the assets of each such subsidiary. See “Description of the Notes—Ranking.”

TPG is a holding company and has no material assets other than its indirect ownership of Common Units representing approximately 39% of the Common Units as of June 30, 2025, and 100% of the interests in certain intermediate holding companies. Accordingly, TPG has no independent means of generating revenue or cash flow, and its ability to service its debt and guarantee obligations depends upon the results of operations and cash flows of the TPG Operating Group and its consolidated subsidiaries and distributions that it receives from the TPG Operating Group. In addition, in connection with any distribution by the TPG Operating Group, TPG would only receive its proportionate share of such distribution.

The summarized financial information is provided in accordance with the reporting requirements of Rule 13-01 under SEC Regulation S-X for the Obligor Group and is not intended to present the financial position or results of operations of the Obligor Group in accordance with generally accepted accounting principles as such principles are in effect in the United States. The following tables present summarized financial information of the Obligor Group on a combined basis after elimination of intercompany transactions and balances within the Obligor Group and investments in any non-guarantor subsidiary (in thousands).

	June 30, 2025	December 31, 2024
Summarized Statements of Financial Condition
Assets, less receivables from non-guarantor subsidiaries	$914,135	$448,271
Due from related parties, excluding non-guarantor subsidiaries	45	3,006
Due from non-guarantor subsidiaries	244,445	173,709
Liabilities, less payables to non-guarantor subsidiaries	1,538,235	1,265,061
Due to related parties, excluding non-guarantor subsidiaries	422,344	318,952
Due to non-guarantor subsidiaries	21,412	27,119

Non-controlling interests in Obligor Group Assets and Liabilities	(500,009)	(669,389)

	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Summarized Statement of Operations
Revenues from Obligor Group	$—	$—
Net loss from Obligor Group’s revenue and expenses	(92,333)	(106,495)
Net loss attributable to non-controlling interests associated with Obligor Group’s revenues and expenses	(49,714)	(36,311)

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $492,685,000, after deducting the underwriting discount but before offering expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of outstanding debt under our Senior Unsecured Revolving Credit Facility and for general corporate purposes. On July 2, 2025, we acquired the Peppertree Capital Management business. In connection therewith, we borrowed $250.0 million under our Senior Unsecured Revolving Credit Facility, which, at June 30, 2025, had an interest rate of 5.37% and a maturity date of May 1, 2030.

Affiliates of certain of the underwriters participating in this offering are lenders under the Senior Unsecured Revolving Credit Facility and will receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the use of proceeds therefrom to repay a portion of the outstanding debt under our Senior Unsecured Revolving Credit Facility.

This table should be read in conjunction with “Use of Proceeds,” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and notes thereto included in our most recent Quarterly Report and incorporated by reference herein.

	As of June 30, 2025
	Actual	As Adjusted
	(unaudited) ($ in thousands)
Cash and cash equivalents	$1,112,027	$1,112,027

Debt:
Senior Unsecured Revolving Credit Facility(1)	380,000	77,315
2034 senior notes	600,000	600,000
2064 subordinated notes	400,000	400,000
Securitization notes	250,000	250,000
364-day credit facility	—	—
Subordinated revolving credit facility	—	—
2036 senior notes offered hereby(2)	—	500,000

Total debt	1,630,000	1,827,315
Equity:
Class A common stock (144,596,915 shares issued and outstanding, actual; 2,340,000,000 shares authorized)	145	145
Class B common stock (224,858,284 shares issued and outstanding, actual; 750,000,000 shares authorized)	225	225
Preferred stock (no shares issued and outstanding, actual; 25,000,000 shares authorized)	—	—
Additional paid-in capital	1,258,871	1,258,871
Accumulated deficit	(267,366)	(267,366)
Non-controlling interests	2,567,581	2,567,581

Total equity	3,559,456	3,559,456

Total capitalization	$5,189,456	$5,386,771

(1)

During July 2025, we drew an additional $250 million and repaid $60 million under our Senior Unsecured Revolving Credit Facility. The “As Adjusted” amount reflects the pay down of outstanding revolving loans under the Senior Unsecured Revolving Credit Facility, including this $190 million of net additional borrowings, from the net proceeds we expect to receive from the notes offered hereby.

(2)	Represents the principal amount and excludes original issue discount or premium, if any, and debt issuance costs.

DESCRIPTION OF THE NOTES

Set forth below is a summary of the particular terms of the notes. This prospectus supplement contains descriptions of certain terms of the notes and the Indenture (as defined below) but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture governing the notes, which has been filed as an exhibit to the registration statement of which this prospectus supplement is a part, including the definitions of specified terms used in the Indenture. In addition to reading this description of the notes, you should also read the Indenture under which the notes are to be issued because it, and not this description, will define your rights as a holder of the notes.

General

TPG Operating Group II, L.P. (the “Issuer,” and together with the Guarantors (as defined below), the “Credit Parties”) will initially issue $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2036 (the “notes”). The notes will initially be fully and unconditionally guaranteed on a joint and several basis by TPG Inc. (the “Parent Guarantor”), TPG Operating Group I, L.P. (“TOG I”), TPG Operating Group III, L.P. (“TOG III”) and TPG Holdings II Sub, L.P. (“H2Sub” and, together with TOG I, TOG III and the Parent Guarantor, the “Initial Guarantors”). None of the subsidiaries of the Parent Guarantor, other than TOG I, TOG III, H2Sub and any Additional Guarantor (as defined below), will guarantee the notes.

The notes will be issued under an indenture (the “base indenture”) dated as of March 5, 2024, among the Issuer, the Initial Guarantors and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by the second supplemental indenture, to be dated the issue date of the notes, among the Issuer, the Initial Guarantors and the Trustee (together with the base indenture, the “Indenture”).

The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2036, unless the Issuer redeems or repurchases the notes prior to such date, including as described below under “—Optional Redemption of the Notes” and “—Offer to Repurchase Upon a Change of Control Repurchase Event.”

The terms of the notes are stated in the Indenture. The Indenture will not limit the amount of other debt that the Issuer or any Guarantor may incur. The Issuer may, from time to time, without the consent of the holders of the notes, issue other debt securities under the Indenture in addition to the notes. The terms and conditions of those debt securities will be set forth in those debt securities and the supplemental indenture pursuant to which those debt securities are issued. The Issuer may also, from time to time, without the consent of the holders of the notes, increase the principal amount of the notes that may be issued under the Indenture and issue additional notes. Any such additional notes will have the same terms as the notes being offered by this prospectus supplement, but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than the notes being offered by this prospectus supplement. If issued, these additional notes will become part of the same series as the notes being offered by this prospectus supplement, including for purposes of voting, redemptions and offers to purchase. If any such additional notes are not fungible with the series of notes being offered by this prospectus supplement for U.S. federal income tax purposes, such additional notes will have a separate CUSIP and ISIN number.

The notes do not provide for any mandatory prepayment or sinking fund.

Principal and Interest

The notes will bear interest from and including August 14, 2025 at an annual rate of 5.375%. Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15,

2026 to the persons in whose names the notes are registered at the close of business on the immediately preceding December 31 and June 30, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Amounts due on the stated maturity date or any earlier redemption or repurchase date of the notes will be payable at the corporate trust office of the Trustee, initially at 100 Wall Street, Suite 600, New York, NY 10005. The Issuer will make payments of principal, premium, if any, redemption or repurchase price and interest in respect of the notes in book-entry form to The Depository Trust Company (“DTC”) in immediately available funds, while disbursement of such payments to owners of beneficial interests in such notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. If any of the notes are no longer represented by a global security, payment of interest on the notes may, at our option, be made by check mailed directly to holders at their registered addresses.

The Trustee will initially act as paying agent for payments with respect to the notes. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Issuer will be required to maintain a paying agent in each place of payment for the notes. All moneys paid by the Issuer to a paying agent for the payment of principal, interest, premium, if any, or the redemption or repurchase price on notes which remain unclaimed at the end of two years after such principal, interest, premium, if any, or redemption or repurchase price has become due and payable will be repaid to the Issuer upon request, and the holder of such notes thereafter may, as an unsecured general creditor, look only to the Issuer for payment thereof, and any liability of the Trustee or such paying agent with respect to such trust money, and any liability of the Company as trustee thereof, shall cease.

Neither the Issuer nor the Trustee will impose any service charge for any transfer or exchange of a note. However, the Issuer may require you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

The Issuer is not required to transfer or exchange any notes selected for redemption or repurchase for a period of 15 days before delivery of a notice of redemption or repurchase of the notes to be redeemed or repurchased, as the case may be.

If any interest payment date, stated maturity date or earlier redemption or repurchase date falls on a day that is not a business day in The City of New York, the Issuer will make the required payment of principal, premium, if any, redemption or repurchase price and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption or repurchase date, as the case may be, to the next business day.

As used in the Indenture, the term “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on, or any redemption or repurchase price of, the notes are payable.

Guarantees

The obligations of the Issuer pursuant to the notes and the Indenture, including any repurchase obligation resulting from a Change of Control Repurchase Event (as defined below), will be fully and unconditionally guaranteed (the “Note Guarantees”), jointly and severally, on a senior basis, by each of the Initial Guarantors and any Additional Guarantors (the Additional Guarantors, if any, together with the Initial Guarantors, the “Guarantors”).

Any New TPG Entity (as defined below), other than a Non-Guarantor Entity (as defined below), must provide a Note Guarantee, whereupon such New TPG Entity shall be an “Additional Guarantor.” None of the subsidiaries of the Parent Guarantor, other than TOG I, TOG III, H2Sub and any Additional Guarantor, will guarantee or have any obligation in respect of the notes. The Issuer, the Parent Guarantor, TOG I and TOG III are holding partnerships or holding companies with no operations or assets other than the equity of their respective subsidiaries and, as a result, depend upon funds from their respective subsidiaries to meet their obligations in respect of the notes or the Note Guarantees, as applicable.

Each Note Guarantee will be a general unsecured obligation of the relevant Guarantor and will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

The Note Guarantee of a Guarantor will terminate:

•

if such Guarantor is not the Parent Guarantor and is sold or disposed of (whether by merger, consolidation or the sale of all or substantially all of its assets) to an entity that is not required to become a Guarantor, if such sale or disposition is otherwise in compliance with the Indenture, including the covenant described in “—Consolidation, Merger, Sale of Assets and Other Transactions;”

•	if such Guarantor is designated as a Non-Guarantor Entity in accordance with the Indenture;

•	if the Issuer effects a defeasance or discharge of the notes, as provided in “—Defeasance and Discharge;” or

•	upon full and final payment of the notes.

“New TPG Entity” means any direct or indirect subsidiary of the Parent Guarantor other than (i) a then-existing Guarantor or (ii) any Person (as defined below) in which the Parent Guarantor directly or indirectly owns its interest through one or more then-existing Guarantors (other than the Parent Guarantor).

“Non-Guarantor Entity” means any Person designated by the Issuer as such in accordance with the Indenture. The Indenture will provide that the Issuer may designate any Person as a Non-Guarantor Entity if (i) such Person is directly or indirectly wholly owned by one or more Credit Parties (other than the Parent Guarantor), (ii) such Person, together with all then-existing Non-Guarantor Entities designated pursuant to this clause (ii) on a combined and consolidated basis and taken as a whole, would not constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Parent Guarantor (the foregoing, the “Non-Guarantor Limitation”), (iii) such Person is a “controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) such Person is a subsidiary of a CFC or (v) such Person has no material assets other than capital stock and/or indebtedness of one or more CFCs. The Issuer may, from time to time, remove the designation of any Person as a Non-Guarantor Entity, and must remove the designation as to one or more Non-Guarantor Entities designated pursuant to clause (ii) of the immediately preceding sentence to the extent that, as of the end of any fiscal quarter, such Non-Guarantor Entities exceed the Non-Guarantor Limitation. Any such designation or removal by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of one or more resolutions certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Issuer’s member or members or board of directors giving effect to such designation or removal, and in the case of a designation, a certificate of a financial or other executive officer of the Issuer certifying that such designation complied with the foregoing provisions.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

Ranking

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Note Guarantee will:

•

rank equally in right of payment with all existing and future unsubordinated Indebtedness (as defined below), liabilities and other obligations of the Issuer or the relevant Guarantor, including indebtedness under the Credit Agreement (as defined below) and the Issuer’s senior notes due 2034;

•

rank senior in right of payment to all existing and future subordinated Indebtedness, liabilities and other obligations of the Issuer or the relevant Guarantor, including the Issuer’s subordinated notes due 2064;

•	be effectively subordinated to all existing and future secured Indebtedness of the Issuer or the relevant Guarantor, to the extent of the value of the assets securing such Indebtedness; and

•

be effectively subordinated in right of payment to all existing and future Indebtedness, liabilities and other obligations of each subsidiary of the Issuer or the relevant Guarantor that is not itself the Issuer or a Guarantor.

TOG I, TOG III and H2Sub are also borrowers or guarantors under the Credit Agreement, dated as of January 1, 2012, as amended by an amendment dated as of April 23, 2013, as further amended by that certain Amendment Agreement dated as of August 10, 2016, as further amended by that certain Second Amendment Agreement dated as of May 9, 2018, as further amended by that certain Third Amendment Agreement dated as of November 12, 2020, as further amended by that certain Fourth Amendment Agreement dated as of November 19, 2021, as further amended by that certain Fifth Amendment Agreement dated as of July 15, 2022, as further amended by that certain Sixth Amendment Agreement dated as of September 26, 2023, as further amended by that certain Seventh Amendment Agreement dated as of May 1, 2025 (as may be amended, restated, amended and restated, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”). See the organizational chart included in “Summary—Organizational Structure.”

The Indenture will not contain any limitations on the amount of additional Indebtedness that the Issuer or any of the Guarantors or their respective subsidiaries may incur.

As of June 30, 2025, the Issuer and the Initial Guarantors had $980 million of outstanding senior Indebtedness ranking equally with the notes and the Note Guarantees and $400 million of outstanding Indebtedness ranking junior to the notes and the Note Guarantees.

“Indebtedness” shall mean (i) any obligation of, or any obligation guaranteed by, the Issuer or any Guarantor for which such Person is responsible or liable as obligor or otherwise, including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Credit Parties and whether or not allowed as a claim in bankruptcy or similar proceedings), in respect of (a) indebtedness for money borrowed, (b) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (c) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (d) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (e) all obligations under “keep-well” agreements required by insurance regulators or (f) any obligation referred to in any of clauses (a) through (e) above of other persons secured by any lien on any property or asset of the Issuer or any Guarantor (to the extent of the value of the property or asset subject to such lien) and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the notes or thereafter created, assumed or incurred.

The notes and Note Guarantees are obligations of the Credit Parties and are not obligations of the subsidiaries of the Credit Parties, other than a subsidiary that is itself a Credit Party. The Credit Parties do not conduct material independent operations and substantially all of their operations are conducted through subsidiaries of the Credit Parties. The Issuer’s cash flow and ability to service debt, including the notes, depend upon receiving loans, advances and other payments from its and the Guarantors’ subsidiaries. The Guarantors will depend on the distribution of earnings, loans or other payments by their subsidiaries to make such payments to the Issuer. These subsidiaries are separate and distinct legal entities and the subsidiaries that are not Guarantors have no obligation to pay any amounts due on the notes or to provide the Credit Parties with funds to satisfy any payment obligations with respect to the notes. In addition, any payment of dividends, distributions, loans or advances by subsidiaries of the Credit Parties could be subject to statutory or contractual restrictions. Payments to the Credit Parties by their respective subsidiaries will also be contingent upon the earnings and business considerations of such subsidiaries. Credit Parties’ right to receive any assets of any of their respective subsidiaries, as a common equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors, policyholder liabilities and other payables, and claims of preferred equity-holders, if any. See “Risk Factors—Risks Related to the Notes and the Guarantees.”

Certain Covenants

The Issuer and the Guarantors have agreed to certain restrictions on their activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the notes are outstanding. The Indenture will not contain any covenants other than those summarized below and will not restrict us or our subsidiaries from paying dividends or incurring additional debt. In addition, the Indenture will not protect holders of notes in the event of certain highly leveraged transactions.

Limitations on Liens

The Indenture will provide that the Credit Parties will not, and will not cause or permit any of their respective Covered Subsidiaries to, create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Covered Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Covered Subsidiaries, without providing that the notes (together with, if the Credit Parties shall so determine, any other Indebtedness of the Credit Parties ranking equally in right of payment with the notes) will be secured equally and ratably with or prior to all other Indebtedness secured by such pledge, mortgage, lien or other encumbrance on the voting stock or profit participating equity interests of any such entities for so long as such other Indebtedness is so secured. This covenant will not limit the ability of the Credit Parties or their subsidiaries to incur Indebtedness or other obligations secured by liens on assets other than the voting stock or profit participating equity interests of the Credit Parties and their respective Covered Subsidiaries.

“Covered Subsidiaries” means the subsidiaries of the Credit Parties, but excluding the Excluded Subsidiaries, the Fund Entities and the Securitization Entities.

“Excluded Subsidiary” means any (i) limited partnership, limited liability company, corporation or equivalent entity that is organized under the laws of a jurisdiction (other than any state of the United States) that the Issuer reasonably believes, based on the advice of counsel, would prohibit or would otherwise materially adversely affect the validity or enforceability of the guarantee arrangements under the notes and the Indenture contemplated to be entered into by such entity if it were a guarantor or the ability of such entity to perform its obligations under the notes and the Indenture if it were a guarantor and (ii) any subsidiary of an entity described in clause (i).

“Fund Entity” means (i) any private equity fund, real estate investment fund, hedge fund or similar investment fund or vehicle in respect of which any of the Credit Parties or any of their subsidiaries acts as manager or investment advisor or has rights with respect to carried interests or management fees, (ii) any portfolio company of any such fund or vehicle or (iii) any entity in which any entities described in clause (i) or clause (ii) has an investment.

“Securitization Entities” means each of TPG Holdings I FundingCo, L.P., TPG Holdings II FundingCo, L.P., TPG Holdings III FundingCo, L.P., TPG Holdings I FinanceCo, L.P., TPG Holdings II FinanceCo, L.P., TPG Holdings III FinanceCo, L.P., TPG Holdings I FundingCo GP, LLC, TPG Holdings II FundingCo GP, LLC, TPG Holdings III FundingCo GP, LLC, TPG Holdings I FinanceCo GP, LLC, TPG Holdings II FinanceCo GP, LLC and TPG Holdings III FinanceCo GP, LLC and any other entity formed for the purpose of engaging in or facilitating structured or securitization financing and other activities reasonably related thereto (whether now existing or formed after the issue date of the notes).

“Permitted Liens” means (i) liens on voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of the Parent Guarantor or is merged into a direct or indirect subsidiary of the Parent Guarantor (provided such liens are not created or incurred in connection with such transaction and do not extend to any other subsidiary), (ii) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (iii) other liens of a similar nature as those described in subclause (ii) above, (iv) liens existing on the issue date of the notes offered hereby, (v) liens on voting stock or profit participating equity interests of any subsidiary of a Credit Party that is not itself a Credit Party securing Indebtedness or any other obligations of a subsidiary of a Credit Party that is not itself a Credit Party, (vi) liens securing Indebtedness for borrowed money in an aggregate principal amount outstanding at any one time not to exceed $600 million, (vii) any pledge, lien or other encumbrance (a) that the board of directors of the Parent Guarantor determines does not materially detract from or interfere with the value or control, as of the date of such determination, of the Credit Parties’ or any of their subsidiaries’ voting or profit participating equity ownership interests in any subsidiary and (b) in respect thereof the Issuer delivers an officer’s certificate to the Trustee certifying that it has received a confirmation from the Rating Agencies (as defined below) that the incurrence of such pledge, lien or other encumbrance would not result in a lowering of the rating on the notes (provided that, to the extent the Rating Agencies are then no longer providing advance confirmation of ratings, such officer’s certificate shall certify that the board of directors of the Parent Guarantor has determined that such pledge, lien or other encumbrance would not materially detract from the creditworthiness of the Credit Parties), and (viii) any lien renewing, extending or refunding any lien permitted by clauses (i) through (vii) above without increase of the principal of the Indebtedness secured thereby (other than by the amount of fees and expenses in connection therewith).

“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Rating Agency” means:

•	each of Fitch, Moody’s and S&P; and

•

if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Issuer’s control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

As of June 30, 2025, there are no material liens on voting stock or profit participating equity interests of any subsidiary of the Credit Parties.

Consolidation, Merger, Sale of Assets and Other Transactions

None of the Credit Parties shall be party to a Substantially All Merger (as defined below) or participate in a Substantially All Sale (as defined below), unless:

•

the Credit Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Party”) is organized under the laws of the United States or any state thereof or, other than with respect to the Issuer, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing (collectively, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under the Indenture;

•	immediately after giving effect to such transaction, no default or Event of Default (as defined below) has occurred and is continuing; and

•

the Issuer delivers to the Trustee an officer’s certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

For as long as any notes remain outstanding, each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.

“Credit Group” means the Credit Parties and the Credit Parties’ direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) taken as a whole.

“Substantially All Merger” means a merger or consolidation of one or more Credit Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Credit Group, taken as a whole, to a Person that is not within the Credit Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Credit Group, taken as a whole, to a Person that is not within the Credit Group immediately prior to such transaction.

Any Person that becomes a Successor Party pursuant to this covenant will be substituted for the applicable Credit Party in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor Party may exercise the rights and powers of the applicable Credit Party under the Indenture, and, except in the case of a lease, the prior Credit Party will be released from all of its liabilities and obligations under the Indenture and under the notes and Note Guarantees.

Any substitution of a Successor Party for the applicable Credit Party might be deemed for U.S. federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its option to redeem the notes as described below, the Issuer will make an offer to each holder of notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of repurchase (the “Repurchase Price”). Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, the Issuer will give notice to each holder (with a copy to the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Issuer will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate Repurchase Price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by the Issuer.

The paying agent will promptly deliver to each holder of notes properly tendered the Repurchase Price for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note representing any unpurchased portion of any notes surrendered will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if (i) a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn in respect of its offer or (ii) the Issuer has given written notice of a redemption for all the notes as provided below under “—Optional Redemption of the Notes.”

There can be no assurance that sufficient funds will be available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. The failure of the Issuer or the Guarantors to repurchase the notes upon a Change of Control Repurchase Event would result in a default under the Indenture. If the holders of the notes exercise their right to require the Issuer to repurchase the notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could result in defaults under any revolving credit facility or other debt instruments to which the Issuer or the Guarantors are or could become party, including the acceleration of the maturity of any borrowings thereunder. It is possible that the Credit Parties will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Credit Parties’ other debt and the notes. See “Risk Factors—Risks Related to the Notes and the Guarantees—The Issuer may not be able to repurchase the notes upon a Change of Control Repurchase Event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the combined assets of the Credit Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Credit Group to another Person or group may be uncertain.

For purposes of the notes:

“Below Investment Grade Rating Event” means the rating on the notes is lowered in respect of a Change of Control and the notes are rated below Investment Grade (as defined below) by any two of three Rating Agencies on any date from the date of the public notice of a transaction or transactions that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if at least two Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Issuer will request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly deliver an officer’s certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

“Change of Control” means the occurrence of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Credit Group taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing TPG Person (as defined below); or

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing TPG Person, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (i) the Parent Guarantor or (ii) one or more Guarantors that together hold all or substantially all of the combined assets of the Credit Group taken as whole.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing TPG Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of the TPG Group (as defined below), (b) devoted substantially all of his or her business and professional time to the activities of the TPG Group during the 12 month period immediately preceding such date of determination and (c) did not become an executive of the TPG Group or begin devoting substantially all of his or her business and professional time to the activities of the TPG Group in contemplation of a Change of Control, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary (any Person referred to in clause (ii), (iii) or (iv) is referred to as a “Related Party”). Notwithstanding the foregoing, each of the executive officers of the Parent Guarantor and any Related Party of any such executive officer shall be deemed to be a Continuing TPG Person.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“TPG Group” means TPG Operating Group II, L.P., the direct and indirect parents (including, without limitation, general partners) of TPG Operating Group II, L.P. (the “Parent Entities”), any direct or indirect subsidiaries of the Parent Entities or TPG Operating Group II, L.P., the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the TPG Group (“TPG Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a TPG Fund has an investment.

Optional Redemption of the Notes

Prior to October 15, 2035 (the date that is three months prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1)

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date (assuming, for this purpose, that the notes being redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes at our option, in whole or in part, at any time and from time to time, on notice given not more than 60 days nor less than 10 days prior to the redemption date, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time on such date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of the principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee by such method as the Trustee deems fair and appropriate, including by lot (if such notes are not in the form of one or more global securities) or pro rata in accordance with the procedures of DTC (or another depositary). A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notice of any redemption will be delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the notes to be redeemed; that on the redemption date the redemption price will become due and payable and that interest will cease to accrue; the place or places where such notes are to be surrendered for payment of the redemption price; and the CUSIP or ISIN number of the notes to be redeemed. No notes of a principal amount of $2,000 or less will be redeemed in part. For so long as the notes are registered in the name of DTC (or another depositary) or such depositary’s nominee, the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Notice of any redemption upon completion of any transaction or other event may be given prior to the completion thereof. In addition, any redemption described above or notice thereof may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition precedent and, if applicable, shall state that, at our discretion, the redemption date may be delayed until such time as any or all such conditions precedent shall be satisfied (or waived by us in our sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by us if we determine in our sole discretion that any or all of such conditions precedent will not be satisfied (or waived). For the avoidance of doubt, if any redemption date shall be delayed as contemplated by this paragraph and the terms of the applicable notice of redemption, such redemption date as so delayed may occur, subject to the applicable procedures of DTC, at any time after the original redemption date set forth in the applicable notice of redemption and after the satisfaction (or waiver) of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption date or more than 60 days after the applicable notice of redemption. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the Trustee or with another paying agent (or, if any of the Credit Parties is acting as our paying agent with respect to the notes, such Credit Party will segregate and hold in trust as provided in the Indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date) accrued and unpaid interest on, all of the notes or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the notes to be redeemed, and interest, if any, on the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Upon surrender of any such notes for redemption, we will pay those notes surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any notes to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the Trustee will authenticate and deliver to a holder without service charge, new notes of the same series and of like tenor, of any authorized denomination as requested by that holder, in a principal amount equal to and in exchange for the unredeemed portion of the principal of the notes that holder surrenders.

Events of Default, Notice and Waiver

The following shall constitute “Events of Default” under the Indenture with respect to the notes:

•	the Issuer’s failure to pay any interest on the notes when due and payable, continued for 30 days;

•	the Issuer’s failure to pay principal (or premium, if any) on any notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	the Issuer’s failure to pay the Repurchase Price when due in connection with a Change of Control Repurchase Event;

•

any Credit Party’s failure to observe or perform any other covenants or agreements with respect to the notes for 90 days after the Issuer receives written notice of such failure from the Trustee or 90 days after the Issuer and the Trustee receive written notice of such failure from the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	certain events of bankruptcy, insolvency or reorganization of the Issuer or of any Guarantor (other than an Insignificant Guarantor); and

•

a Note Guarantee of any Guarantor (other than an Insignificant Guarantor) ceases to be in full force and effect or is declared to be null and void and unenforceable or such Note Guarantee is found to be invalid and such default continues for 10 days or a Guarantor (other than an Insignificant Guarantor) denies its liability under its Note Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

The Trustee is not to be charged with knowledge of any default or Event of Default or knowledge of any cure of any default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such default or Event of Default or (ii) written notice of such default or Event of Default has been given to the Trustee by the Issuer or any holder.

“Insignificant Guarantor” means a Guarantor (or a group of Guarantors taken together) that would not, on a combined and consolidated basis and taken as a whole together with all then-existing Non-Guarantor Entities designated pursuant to clause (ii) of the definition of Non-Guarantor Entity, as set forth above under the caption “—Guarantees,” constitute a “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act or any successor provision) of the Parent Guarantor.

If an Event of Default with respect to the notes shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare, by notice as provided in the Indenture, the principal amount of all outstanding notes to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Any past default under the Indenture with respect to the notes, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all outstanding notes, except in the case of (i) a default in the payment of the principal of (or premium, if any) or interest on any note, or the Repurchase Price in connection with a Change of Control Repurchase Event, or the redemption price in connection with any redemption of notes, or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each note affected, provided that there had been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.

The Trustee is required within 90 days after the occurrence of a default (of which a responsible trust officer of the Trustee has received written notice and is continuing), with respect to the notes (without regard to any grace period or notice requirements), to give to the holders notice of such default; provided that except in the case of a default in the payment of principal of (or premium, if any) or interest on any note, or the Repurchase Price in connection with a Change of Control Repurchase Event, or the redemption price in connection with any redemption of notes, the Trustee may withhold notice if and so long as a committee of responsible trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders.

The Trustee, subject to its duties during a default to act with the required standard of care, may require indemnification by the holders of the notes, reasonably satisfactory to the Trustee, with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes; provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

No holder of notes may institute any action against the Credit Parties under the Indenture or the notes (except actions for payment of overdue principal of (and premium, if any) or interest on such notes in accordance with its terms) unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to the notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding notes under the Indenture shall have requested the Trustee to institute such action and offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the Trustee shall not have instituted such action within 60 days of such request; and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the notes.

The Issuer is required to furnish the Trustee annually a statement by certain of its officers to the effect that, to the best of their knowledge, the Issuer is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

Defeasance and Discharge

Except as prohibited by the Indenture, if the Issuer deposits with the Trustee sufficient money or United States government obligations (in the case of United States government obligations or a combination of money and United States government obligations), or both, to pay the principal of, premium, if any, and interest on, the notes on the scheduled due dates therefor, then at the Issuer’s option the Issuer may be discharged from certain of its obligations to holders of the notes; provided, that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to such “make-whole” amount calculated as of the date of the discharge, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. The Issuer also may, at its option, be released from the obligations imposed by provisions of the Indenture and any restrictive covenants of the notes, including those described in “—Offer to Repurchase Upon a Change of Control Repurchase Event,” “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Limitations on Liens” and the requirement to add Additional Guarantors as described in “—Guarantees,” and it may elect not to comply with those covenants without creating an Event of Default under the notes. See “Description of Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Modification and Waiver

The Issuer, the Guarantors and the Trustee may modify the Indenture and the notes in a manner that affects the interests or rights of the holders of notes with the consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding. However, the Indenture will require the consent of each holder of notes affected by any modification that would:

•	change the fixed maturity of, or any installment of principal or interest on, the notes;

•	reduce the principal amount of the notes payable at or upon acceleration of the maturity thereof, or reduce the rate or extend the time of payment of interest thereon;

•	reduce the price at which the notes must be repurchased in connection with a Change of Control Repurchase Event;

•	reduce any premium payable upon the redemption or change the date on which the notes must be redeemed;

•	change the currency in which the notes or any premium or interest is payable;

•

impair the contractual right of any holder to bring suit for the payment of principal, premium, if any, and interest on its notes, on or after the respective due dates expressed or provided for in such notes;

•

reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	subordinate the notes or any Note Guarantee in right of payment to any other obligation of the Issuer or the applicable Guarantor;

•	modify the Note Guarantees in any manner adverse to the holders in any material respect; or

•	modify any of the above provisions described in the foregoing bullet points.

The Issuer, the Guarantors and the Trustee may also modify and amend the Indenture and the notes without the consent of any holders of notes to:

•

add covenants that would benefit the holders of the notes or surrender any right or power conferred upon the Issuer or any Guarantor under the Indenture, under any supplemental indenture or under the notes;

•

evidence the succession of another Person to the Issuer or any Guarantor, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Issuer or such Guarantor, pursuant to the Indenture;

•	add any additional Events of Default for the benefit of the holders of the notes;

•	add new Guarantors or co-issuers;

•	provide for the release of any Guarantor in accordance with the Indenture;

•	secure the notes;

•

evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the Indenture;

•	provide for the issuance of additional notes;

•	establish the form or terms of notes of any series as permitted under the Indenture;

•	comply with the rules of any applicable depositary;

•

add or change any provisions of the Indenture to permit or facilitate the issuance of notes in uncertificated form in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of section 163(f) of the Code);

•

add, change or eliminate any of the provisions of the Indenture so long as such addition, change or elimination (i) does not apply to or modify the rights of the holders of notes of any series created prior to such addition, change or elimination and (ii) becomes effective only when there are no notes created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;

•	cure any ambiguity or omission, correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision therein;

•	comply with requirements of the TIA and any rules promulgated under the TIA;

•	change any other provision contained in the notes or under the Indenture that does not adversely affect the rights of any holder of notes in any material respect; and

•	conform the text of the Indenture or the notes to any provision of this “Description of the Notes” as stated in an officer’s certificate.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding notes or of any other series of debt securities issued under the Indenture which is affected by the modification or amendment to waive compliance with certain covenants contained in the Indenture. Such modification might be deemed for U.S. federal income tax purposes to be an exchange of the notes for “new” notes with the modified terms, resulting in recognition of gain or loss for such purposes and possibly certain other tax consequences to the beneficial owners of the notes. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of any such modification.

Book-Entry System

The notes will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amount of the notes. After such issuance, DTC will credit on its book-entry registration and transfer system the respective principal amounts of the notes represented by the global notes to the accounts of persons who have accounts with DTC. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the notes will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global note. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC and its participants. Such global notes will be deposited with or on behalf of DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

The laws of some states may require that certain purchasers of the notes take physical delivery of the notes in definitive form. These laws may limit the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture. Except as set forth in this prospectus supplement, owners of beneficial interests in a global note will not be entitled to have the notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We expect that the applicable depositary for the notes represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the applicable depositary for the notes represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the notes in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have the notes represented by one or more registered global securities. In such event, we will issue the notes in a definitive form in exchange for all of the registered global securities representing the notes. The Trustee will register the notes issued in definitive form in exchange for a registered global security in such name or names as the applicable depositary, based upon instructions from its participants, shall instruct the Trustee.

Owners of beneficial interests in a global note may elect to hold their interests in such global note either in the United States through DTC or outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System (“Euroclear”), if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

As long as the notes are represented by the global notes, we will pay principal of and interest on those notes to or as directed by DTC as the registered holder of the global notes. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date. Neither we nor the Trustee will be responsible for making any payments to participants or customers of participants or for maintaining, supervising or reviewing any records relating to the holdings of participants and their customers, and each person owning a beneficial interest will have to rely on the procedures of the depositary and its participants.

We have been advised by DTC, Clearstream and Euroclear, respectively, as follows:

DTC

DTC has advised that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the notes will be required to make their initial payment for the notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear, and DTC’s book-entry system has been obtained from sources that the Parent Guarantor believes to be reliable (including DTC, Clearstream, and Euroclear), but the Parent Guarantor takes no responsibility for the accuracy thereof.

Neither we, the trustee, nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee, or any participant with respect to any ownership interest in the notes or payments to, or the providing of notice to participants or beneficial owners.

Governing Law

The Indenture, notes and Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

The Trustee under the Indenture will be U.S. Bank Trust Company, National Association.

The Indenture will provide that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in the United States.

The Indenture will contain limitations on the right of the trustee, should it become a creditor of the Parent Guarantor, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the Indenture, and would not involve any trustee in personal liability. The Indenture will provide that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material United States federal income tax consequences of owning and disposing of notes purchased for cash in this offering at the “issue price,” which we assume will be the applicable public offering price indicated on the cover of this prospectus supplement, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences that may apply to you if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	a person holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•

a person required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a partnership for U.S. federal income tax purposes; or

•	a tax-exempt entity.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of each of your partners will generally depend on the status of the partner and your activities. If you are a partnership holding notes offered hereby or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you of owning and disposing of the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which after the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not discuss any aspect of state, local, or non-U.S. taxation, any federal taxes other than U.S. federal income taxes, or the potential application of the Medicare contribution tax. If you are considering the purchase of notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Stated interest on a Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected and assumed for purposes of this discussion that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Certain Additional Payments

There are circumstances in which we might be required to make additional payments on a Note, for instance, as described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” or “Description of the Notes—Optional Redemption of the Notes.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a position contrary to that described above with respect to the notes, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of the discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a Note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will equal the cost of your Note. For these purposes, the amount realized will not include any amount attributable to accrued but unpaid interest, which is treated as described under “—Payments of Interest” above. Gain or loss realized on the sale or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale or other taxable disposition you have held the Note for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a Note and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a Note, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a Note.

Payments on the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “FATCA,” payments of principal and interest on the notes to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

you certify on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), under penalties of perjury, that you are not a United States person or you otherwise satisfy certification requirements applicable to notes held through certain intermediaries; and

•	it is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy any of the first three requirements described above and interest on the notes is not subject to net income tax as described below under “—Effectively Connected Income,” payments of interest on the notes will generally be subject to withholding tax at a rate of 30%, subject to an applicable treaty providing otherwise.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below; provided, however, that any amounts attributable to accrued interest will be treated as described above under “—Payments on the Notes.”

Effectively Connected Income

If interest or gain on a Note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be subject to net income tax on such amounts in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of a Note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest (including any OID) on the notes, as well as of gross proceeds of sales or redemptions of the notes, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. In addition, regulations proposed by the U.S. Treasury Department would eliminate the requirement under FATCA of withholding on gross proceeds (other than payments of interest) of the disposition of the notes. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Pursuant to the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount
Morgan Stanley & Co. LLC	$85,000,000
BofA Securities, Inc.	85,000,000
Wells Fargo Securities, LLC	85,000,000
Goldman Sachs & Co. LLC	28,750,000
J.P. Morgan Securities LLC	28,750,000
TPG Capital BD, LLC	27,500,000
Barclays Capital Inc.	10,000,000
BMO Capital Markets Corp.	10,000,000
CIBC World Markets Corp.	10,000,000
Citigroup Global Markets Inc.	10,000,000
Citizens JMP Securities, LLC	10,000,000
Deutsche Bank Securities Inc.	10,000,000
HSBC Securities (USA) Inc.	10,000,000
Loop Capital Markets LLC	10,000,000
SMBC Nikko Securities America, Inc.	10,000,000
SG Americas Securities, LLC	10,000,000
Standard Chartered Bank	10,000,000
TD Securities (USA) LLC	10,000,000
UBS Securities LLC	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
Academy Securities, Inc.	5,000,000
Cabrera Capital Markets LLC	5,000,000
Siebert Williams Shank & Co., LLC	5,000,000
Tigress Financial Partners LLC	5,000,000

Total	$500,000,000

The underwriters are committed to purchase all of the notes offered by us if they purchase any notes. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters initially propose to offer the notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The underwriting fee is equal to the public offering price per note less the amount paid by the underwriters to us per note. The following table shows the per note and total underwriting discounts to be paid to the underwriters.

	Per Note	Total
Underwriting Discounts	0.650%	$3,250,000

The notes represent a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange. An active or liquid trading market may not develop for the notes. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for the notes will develop and be sustained, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We estimate that our share of the total expenses of this offering, excluding the underwriting discounts, will be approximately $2.1 million

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of any of the notes.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representations that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of the notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial services. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates, for which they have and will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the third business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes before the business day prior to the scheduled settlement date, by virtue of the fact that the notes initially settle in T+3, will be required to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to such date should consult their advisors.

Conflicts of Interest

Affiliates of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and U.S. Bancorp Investments, Inc. are lenders under the Senior Unsecured Revolving Credit Facility and each will receive 5% or more of the net proceeds of this offering due to the repayment of a portion of the outstanding debt thereunder. As a result, each of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and U.S. Bancorp Investments, Inc. is deemed to have a conflict of interest within the meaning of FINRA Rule 5121. In addition, our affiliate, TPG Capital BD, LLC, is a member of FINRA and is participating in the distribution of the notes. FINRA Rule 5121 imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer if that issuer controls, is controlled by, or is under common control with, the FINRA member. As a result of the above, TPG Capital BD, LLC is deemed to have a conflict of interest within the meaning of FINRA Rule 5121.

Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes will be rated by one or more nationally recognized statistical rating organizations in one of the four highest generic rating categories.

Pursuant to FINRA Rule 5121, each of Morgan Stanley & Co. LLC, BofA Securities, Inc., Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC, U.S. Bancorp Investments, Inc. and TPG Capital BD, LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder and will retain any such written approval in its records.

Other Matters

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”); and an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make an offer of notes in a member state of the EEA may only do so in circumstances in which no obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuer or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation for such offer. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) and the expression “an offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the debt securities to be offered so as to enable an investor to decide to purchase or subscribe for such debt securities. Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of the notes. Accordingly, any person making or intending to make an offer of the notes in the United Kingdom may only do so in circumstances in which no obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case, in relation to such offer. Neither the Issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Issuer or any of the underwriters to publish a prospectus pursuant to Article 23 of the UK Prospectus Regulation for such offer. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In the United Kingdom, this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement, the accompanying prospectus and any other offering or marketing material relating to the notes or this offering do not constitute a prospectus, product disclosure statement or other disclosure document as defined in the Corporations Act 2001 (Cth) (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “Securities and Futures Ordinance”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York and the validity of the notes offered hereby and other matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements of TPG Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement, and the effectiveness of TPG Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

TPG Inc.

Debt Securities

Guarantees of Debt Securities

We may from time to time in one or more offerings offer and sell debt securities and guarantees of debt securities. Any debt securities offered and sold pursuant to this prospectus may be (i) issued by TPG Inc. (the “Company”) and may or may not be guaranteed by one or more of its subsidiaries, or (ii) issued by one or more of the Company’s subsidiaries and guaranteed by the Company and may be guaranteed by one or more of its other subsidiaries. Unless otherwise stated herein, we refer to our debt securities and the guarantees of our debt securities that may be offered pursuant to this prospectus collectively as the “debt securities.”

When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering. The prospectus supplements may also add, update or change information contained in this prospectus.

We may offer and sell these debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth their names and any applicable fees, commissions or discounts. The net proceeds to us from the sale of debt securities also will be set forth in the applicable prospectus supplement.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Investing in these debt securities involves risks. See “Risk Factors” beginning on page 5, in any accompanying prospectus supplement and in the documents we have incorporated by reference herein and therein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, as amended (the “Securities Act”). Under this automatic shelf registration statement, we may offer, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering.

This prospectus is not complete and does not contain all of the information that you should consider before making an investment in the debt securities described in this prospectus. This prospectus provides you with a general description of the debt securities that we may offer. To the extent required by applicable law, each time we sell debt securities, we will provide you with this prospectus and, to the extent required, a prospectus supplement that will contain more information about the specific terms of the offering. A supplement to this prospectus or a free writing prospectus may also add to, update or change the information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement or free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read this prospectus, any applicable prospectus supplement, if any, and any related free writing prospectus, together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference” before making an investment decision. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part.

In considering the performance information included in or incorporated by reference in this prospectus relating to our funds, you should bear in mind that the performance of our funds is not indicative of the possible performance of our debt securities and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results. In addition, an investment in the debt securities is not an investment in any of the TPG funds, and the assets and revenues of our funds are not directly available to us. This prospectus relates solely to the debt securities that we may offer from time to time.

Unless the context requires otherwise, references to “our Company,” “we,” “us,” “our” and “TPG” refer to TPG Inc. and its direct and indirect subsidiaries on a consolidated basis.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access our reports, proxy statements and other information regarding us.

We are incorporating by reference into this prospectus certain information that we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The documents incorporated by reference are considered part of this prospectus. This prospectus incorporates by reference the following (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act of 1934, as amended (the “Exchange Act”)):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024 (our “Annual Report”);

•	our Current Reports on Form 8-K, filed with the SEC on November 2, 2023 and February 26, 2024; and

•	the description of our securities contained in Exhibit 4.1 to our Annual Report, and any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

TPG Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: Investor Relations Department

Telephone: 817-871-4044

investorrelations@tpg.com

We maintain an internet site at https://www.tpg.com. Our SEC filings are also available free of charge at our website. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus or in our other documents that are incorporated by reference herein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, hopes, intentions or strategies regarding the future. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, estimated operational metrics, business strategy and plans and objectives of management for future operations, including, among other things, statements regarding the expected growth, future capital expenditures, fund performance, dividends and dividend policy and debt service obligations.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to recognize the anticipated benefits of the acquisition of Angelo, Gordon & Co., L.P., AG Funds L.P., AG Partners, L.P., AG Partner Investments, L.P. and AG GP, LLC (collectively, “Angelo Gordon”); purchase price adjustments; unexpected costs related to the integration of the Angelo Gordon business and operations; our ability to manage growth and execute our business plan and regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, those described in our Annual Report, as such factors may be updated from time to time in our quarterly reports on Form 10-Q.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are incorporated by reference herein. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE REGISTRANTS

TPG Inc. is a leading global alternative asset management firm, founded in San Francisco in 1992, with $221.6 billion of assets under management and investment and operational teams around the world. The Company invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.

TPG Inc. is a Delaware corporation. Our shares of Class A common stock are listed on the NASDAQ Global Select Market under the symbol “TPG.” Our principal executive offices are located at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, and our telephone number is (817) 871-4000. Our corporate website address is www.tpg.com. Our website and the information contained on, or that can be accessed through, this website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your investment decision.

TPG Operating Group I, L.P., TPG Operating Group II, L.P., TPG Operating Group III, L.P. and TPG Holdings II Sub, L.P. (collectively, the “subsidiaries” or “additional registrants”) are each wholly-owned indirect subsidiaries of TPG. The subsidiaries may jointly and severally, fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus and any applicable prospectus supplement. Alternatively, any debt securities offered and sold pursuant to this prospectus may be issued by one or more of our subsidiaries and guaranteed by us and may be guaranteed by one or more of our other subsidiaries. Financial information concerning our guarantor subsidiaries and other subsidiaries of the Company (the “non-guarantor subsidiaries”), if any, is or will be included, as applicable, in our periodic reports filed pursuant to the Exchange Act, to the extent required by the rules and regulations of the SEC.

RISK FACTORS

Investing in the debt securities involves risks. You should carefully review the risk factors and other cautionary statements, including those described under the section entitled “Risk Factors” in our Annual Report which is incorporated by reference in this prospectus, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus, and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus. The risks and uncertainties in the documents referred to above, as well as other matters discussed in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

GUARANTOR DISCLOSURES

The debt securities described in this prospectus may be (i) issued by the Company and may or may not be guaranteed by one or more of the additional registrants, or (ii) issued by one or more of the additional registrants and guaranteed by the Company and may be guaranteed by one or more of the other the additional registrants. Any guarantees will be full and unconditional, and may be subject to certain conditions for release, which will be described in a prospectus supplement relating to the offering of such debt securities. The non-guarantor subsidiaries are not registering guarantees of the Company’s debt securities. For a brief description of the general terms of the debt securities that we may offer and the guarantees that the Company or the additional registrants may offer, see the information under the headings “Description of Debt Securities” and “Description of Guarantees” in this prospectus and as may be further described in an applicable prospectus supplement.

As permitted under Rule 13-01(a)(4)(vi) of Regulation S-X, we have excluded the summarized combined financial information for the Company and the additional registrants because the combined assets, liabilities and results of operations of the Company and the additional registrants are not materially different than the corresponding amounts in our consolidated financial statements incorporated by reference into this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the debt securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. The following description of the terms of our senior debt securities and subordinated debt securities (collectively, and together with any guarantees of our debt securities as described below unless otherwise stated, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities. When we offer to sell a particular series of debt securities, we urge you to read the indenture, including any related supplemental indentures, and any form of debt security, applicable to a particular series of debt securities, because they, and not this description, will define your rights as the holders of debt securities, copies of which may be obtained in the manner described under “Where You Can Find More Information; Incorporation of Certain Documents by Reference.”

Our debt securities may be issued from time to time by us and/or one or more of our subsidiaries in one or more series and may or may not be guaranteed by us or one or more of our subsidiaries. The senior debt securities will be issued from time to time in series under one or more indentures between the Company, one or more guarantors, if any, and a trustee named therein (as amended or supplemented from time to time, the “senior indentures”). The subordinated debt securities will be issued from time to time under one or more indentures between the Company, one or more guarantors, if any, and a trustee named therein (as amended or supplemented from time to time, the “subordinated indentures” and, together with the senior indentures, each, an “indenture”). The senior debt securities will constitute our secured or unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, the debt securities and the guarantees, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, the debt securities and the guarantees, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the applicable indenture to which they relate. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities which may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The applicable prospectus supplement will disclose the terms of each series of debt securities in respect to which such prospectus is being delivered, including the following:

•	the title of the series;

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any;

•	the date or dates, if any, from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•

the period or periods within which the redemption price or prices or the repayment price or prices, as the case may be, and the terms and conditions upon which the debt securities may be redeemed at the option of the issuer(s) of a series of debt securities or the option of the holder of such debt securities;

•

the obligation, if any, of an issuer of a series of debt securities to purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000, the denominations in which the debt securities will be issuable;

•

provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or the issuer(s) of such debt securities, as the case may be, for or into new securities of a different series, shares of our Common Stock or other securities;

•

if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•

if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the issuer(s) or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•

if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•

if the amount of payments of principal of (and premium, if any), and/or interest, if any, on the debt securities may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which those amounts will be determined;

•

provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•

the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•

if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the applicable indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture;

•

whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities and the form of any legend or legends which will be borne by any global securities, and any circumstances in which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons other than the depositary for that global security or a nominee thereof and any other provisions governing exchanges or transfers of global securities;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of those debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants described in this prospectus applicable to debt securities of the series;

•

if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which those debt securities will be so convertible or exchangeable;

•

if the debt securities will be guaranteed by any persons, the identity of those persons, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture and, if applicable, the terms and conditions upon which those guarantees may be subordinated to other indebtedness of the respective guarantors;

•

whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which those debt securities will be secured and, if applicable, upon which those liens may be subordinated to other liens securing other indebtedness of us or of any guarantor;

•	if appropriate, a discussion of U.S. federal income tax consequences;

•	the CUSIP and/or ISIN number(s) of the debt securities of the series;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms (which terms will not be inconsistent with the provisions of the indenture, except as permitted thereunder).

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the applicable prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the applicable prospectus supplement, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next succeeding business day. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the applicable prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the applicable trustee. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the applicable prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations, including certain repurchase or redemption obligations described in the indentures, under any series of the debt securities may be guaranteed by the Company and/or one or more of our subsidiaries. The guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. In the event we or any of our subsidiaries issue a series of guaranteed debt securities, the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement and a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally, jointly and severally, guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of our other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture. If a series of debt securities is so guaranteed by the Company and/or any of our subsidiaries, such guarantors will execute an indenture, a supplemental indenture, or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Company, our subsidiaries or any other persons.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture may contain provisions to the effect that the obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor with respect to its obligations under its guarantee.

Ranking and Subordination

Ranking

The senior debt securities will be our unsecured, senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantor. The subordinated debt securities will be our unsecured, subordinated obligations and the guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

The debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings or cash flow. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an Event of Default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Junior Indebtedness” means any indebtedness, whether outstanding on the date of the first issuance of a series of debt securities or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to such series of debt securities (and any Parity Indebtedness (as defined below)) in right of payment upon the dissolution, winding-up, liquidation, reorganization or similar events of any Credit Party (as defined herein) with respect to such series of debt securities. The securing of any indebtedness in compliance with the applicable indenture, otherwise constituting Junior Indebtedness, shall not be deemed to prevent such indebtedness from constituting Junior Indebtedness.

The term “Parity Indebtedness” means indebtedness, whether outstanding on the date of first issuance of a series of debt securities or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to such series of debt securities (and any other Parity Indebtedness) in right of payment upon the dissolution, winding-up, liquidation, reorganization or similar events of any Credit Party with respect to such series of debt securities. The securing of any indebtedness in compliance with the applicable indenture, otherwise constituting Parity Indebtedness, shall not be deemed to prevent such indebtedness from constituting Parity Indebtedness.

The term “Senior Indebtedness” means all indebtedness, whether outstanding on the date of the first issuance of a series of debt securities or thereafter created, assumed or incurred, except Parity Indebtedness, Junior Indebtedness and any deferrals, renewals or extensions of such Senior Indebtedness. Senior Indebtedness does not include obligations to trade creditors created or assumed by the Credit Parties of a series of debt securities in the ordinary course of business, which will rank pari passu with such series of debt securities in right of payment upon liquidation.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be materially adversely affected thereby.

Certain Covenants

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

For so long as any debt securities are outstanding, except as described in the applicable prospectus supplement relating to such debt securities, none of the issuers or guarantors of a series of debt securities, (as to such series of debt securities, the “Credit Parties”) will consolidate with or merge into any other Person that is not within the Credit Group (as defined below) immediately prior to such transaction or convey or transfer its properties and assets in one or a series of related transactions that would result in the sale, assignment, transfer, lease or conveyance, directly or indirectly, of all or substantially all of the combined assets of the Credit Parties and the Credit Parties’ direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) (collectively, as to such series of debt securities, the “Credit Group”), taken as a whole, to any Person that is not within the Credit Group immediately prior to such transaction, unless:

(1) such Credit Party is the surviving Person, or the Person formed by or surviving such consolidation or merger or to which such sale, assignment, transfer, lease or conveyance has been made is organized and existing under the laws of the United States of America or any state thereof or, other than with respect to the issuer(s), Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing, and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under the applicable indenture;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Credit Group, taken as a whole, as set forth above, the successor Person formed by such consolidation or into which any Credit Party is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of such Credit Party under the applicable indenture with the same effect as if such successor had been named as such Credit Party in the applicable indenture or supplemental indenture. In the event of any such conveyance or transfer, the applicable Credit Party as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Except as described in this prospectus and any applicable prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving the Company.

Any covenants of the Credit Parties pertaining to a series of debt securities will be set forth in the applicable prospectus supplement.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles in the United States (including, if applicable, International Financial Reporting Standards) as such principles are in effect from time to time.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Significant Subsidiary” means a “significant subsidiary” of the Company as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act or any successor provision.

Defeasance and Discharge

We can discharge or defease our obligations under each indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement relating to the debt securities, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the subordinated indenture.

Except as otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, relating to the debt securities, each indenture will provide that we may, at our option,

(a) discharge any and all obligations in respect of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year) (“legal defeasance”), or

(b) be released from obligations imposed by the covenants described above under “—Certain Covenants,” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (as defined below) (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities (“covenant defeasance”), in each case if we deposit with the trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest on, such series (including any mandatory sinking fund payments) on the dates such payments are due in accordance with the terms of such series; provided, that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purposes of each indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the discharge, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption.

We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash, U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding debt securities of the series; provided, that with respect to any discharge in connection with any redemption that requires the payment of a “make-whole” amount, the amount deposited shall be sufficient for purpose of the applicable indenture to the extent that an amount is deposited with the trustee equal to such “make-whole” amount calculated as of the date of the defeasance, with any Applicable Premium Deficit only required to be deposited with the trustee on or prior to the date of redemption;

•

we deliver to the trustee a legal opinion issued by counsel confirming that the beneficial owners of the securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, legal defeasance, covenant defeasance and/or discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, legal defeasance, covenant defeasance and/or discharge had not occurred, which opinion, in the case of legal defeasance, must be based on a ruling received from or published by the United States Internal Revenue Service or change in the applicable U.S. federal income tax law to such effect;

•	no default or Event of Default with respect to the securities shall have occurred and be continuing on the date of deposit; and

•	we deliver to the trustee an opinion of counsel stating that we have complied with all of the above requirements with respect to such legal defeasance or covenant defeasance.

Although we may discharge or defease our obligations under each indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or paying agency in respect of any series of debt securities or hold moneys for payment in trust.

Events of Default, Notice and Waiver

Except as otherwise set forth in the applicable prospectus supplement, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series (or not less than 25% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series will be defined in the indentures as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•

default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•

default for 90 days after written notice to us by the trustee thereunder or by holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•

certain events of bankruptcy, insolvency and reorganization with respect to an issuer of such series of debt securities or any guarantor which is a Significant Subsidiary which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of such entity’s affairs.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Each indenture will provide that the trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the trustee under such indenture, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the applicable prospectus supplement, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such debt securities.

Each indenture will include a covenant that we will file annually with the trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the applicable prospectus supplement, we and the trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to the issuer(s) or any guarantor, and the assumption by such successor of the issuer(s) or any guarantor’s obligations under the applicable indenture and the debt securities of any series or the guarantees relating thereto;

(2) to add to the covenants of the issuer(s) or any guarantor, or to surrender any rights or powers of the issuer(s) or any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Sections 316(a)(2) and 316(b) of the Act as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6) to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into shares of Common Stock or another security, if applicable;

(10) to secure any series of debt securities;

(11) to add guarantors and co-issuers in respect of the debt securities;

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the Act; and

(13) to make any other change that does not adversely affect the rights of the holders of the debt securities in any material respect.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the applicable prospectus supplement, each indenture will contain provisions permitting us and the trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

(1) change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2) reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

(3) modify any of the provisions of the applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers;

(4) impair or adversely affect the contractual right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities; or

(5) amend or modify the terms of any guarantees in a manner adverse to the holders in any material respect.

In addition, the subordinated indenture provides that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

Notices

Notices to holders of the securities will be given only to the applicable depositary, in accordance with its applicable policies as in effect from time to time.

The Trustee

The trustee named under each indenture and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Each indenture provides that there may be more than one trustee under such indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the applicable indenture. Any trustee under the applicable indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in the United States.

Each indenture contains limitations on the right of the trustee, should it become a creditor of the issuer(s), to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series will generally have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the applicable indenture, and would not involve any trustee in personal liability. Each indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing Law

The indentures, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the applicable prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby from time to time in one or more of the following ways:

•	to purchasers directly;

•	to underwriters or dealers for public offering and sale by them;

•	directly to institutional investors;

•	through agents; or

•	otherwise through a combination of any of the above methods of sale.

The prospectus supplement with respect to each series of debt securities will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents, if any;

•	the purchase price of the debt securities and the proceeds to be received by us;

•	the method of distribution of such debt securities offered thereby;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any public offering price, dealer purchase price, discount, commission or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The prospectus supplement will name any agent involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents involved in the offering of the debt securities may engage in transactions with, or perform services for, us, our subsidiaries or other affiliates in the ordinary course of their businesses.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us our subsidiaries or other affiliates in the ordinary course of business.

Each series of debt securities will be a new issue of securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. Any underwriters to whom we sell debt securities for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York and the validity of the debt securities and other matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of TPG Inc. incorporated by reference in this prospectus and the effectiveness of TPG Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

The audited consolidated financial statements of AG Partner Investments, L.P. included in Exhibit 99.2 of TPG Inc.’s Current Report on Form 8-K dated November 2, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$500,000,000 5.375% Senior Notes Due 2036

Prospectus Supplement

Morgan Stanley	BofA Securities	Wells Fargo Securities

Goldman Sachs & Co. LLC	J.P. Morgan	TPG Capital BD, LLC

Barclays	BMO Capital Markets	CIBC Capital Markets	Citigroup	Citizens Capital Markets	Deutsche Bank Securities	HSBC

Loop Capital Markets	SMBC Nikko	SOCIETE GENERALE	Standard Chartered Bank	TD Securities	UBS Investment Bank	US Bancorp

Academy Securities		Cabrera Capital Markets LLC		Siebert Williams Shank		Tigress Financial Partners

August 11, 2025